PROSPECTUS SUPPLEMENT
(To Prospectus Dated April 4, 2008)
Filed Pursuant to Rule 424(b)(3)
Registration File No. 333-143812

PROSPECTUS SUPPLEMENT NO. 4

QPC LASERS, INC.

Up to 17,355,379 Shares of Common Stock

This Prospectus Supplement No. 4 supplements the prospectus (“Prospectus”) dated April 4, 2008 of QPC Lasers, Inc. (referred to herein as the “Company,” “we”, “our” or “us”), which was contained in our Post Effective Amendment on Form S-1/A to our Registration Statement on Form SB-2 (File No. 333-143812)).

The information contained herein modifies and supersedes, in part, the information in the Prospectus. This Prospectus Supplement No. 4 should be read in conjunction with the Prospectus and the prior supplements to the Prospectus.

Our common stock is quoted on the Over-the-Counter Bulletin Board, commonly known as the OTC Bulletin Board, under the symbol “QPCI.” On October 10, 2008, the closing sale price of our common stock on the Over-the-Counter Bulletin Board was $0.035.

An investment in our common stock involves a high degree of risk. You should purchase our common stock only if you can afford to lose your entire investment. See “Recent Developments” below and “Updated Risk Factors” beginning on page 14 of Supplement No. 3.

Please read our Prospectus and the supplements to the Prospecuts carefully. It describes our company as well as our products, technology, financial condition and operating performance. All of this information is important to enable you to make an informed investment decision.

You should rely only upon the information contained or incorporated by reference in our Prospectus to make your investment decision. We have not authorized anyone to provide you with different or additional information. The selling security holders are not offering these shares in any state where such offer is not permitted. You should not assume that the information in this Prospectus is accurate as of any date other than the date set forth below.

Neither the Securities and Exchange Commission nor any state securities administrator has approved or disapproved of these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement No. 4 is October 13, 2008.

RECENT DEVELOPMENTS

You should carefully consider the following risk factors, the other information included herein and the information included in our other reports and filings, including the risks described under the “Updated Risk Factors” section beginning on page 14 of Prospectus Supplement No. 3. Our business, financial condition, and the trading price of our common stock could be adversely affected by these and other risks.

ADDITIONAL RISK FACTORS

Unless we secure significant funding soon, we anticipate that the Company will file for protection under Chapter 7 of the federal bankruptcy laws. We have been unsuccessful in our previously announced efforts to raise the additional funds necessary to continue operations. As a result, effective as of October 12, 2008, we suspended most of our operations and terminated a majority of our employees. While management is continuing to explore certain options that might enable us to survive and continue operations, unless significant funding is secured soon, we anticipate that the Company will file for protection under Chapter 7 of the federal bankruptcy laws.